Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE Contacts INVESTORS Tom White 423 294 8996 MEDIA Jim Sabourin 423 294 6300 866 750 8686

Horn to retire from Colonial Life in 2015

Arnold assumes role of president of Unum unit

COLUMBIA, S.C. (May 20, 2014) – Unum Group (NYSE: UNM) announced today that Randall C. Horn, president and chief executive officer of its Colonial Life business, intends to retire in the first quarter of 2015. He is stepping down from his role as president of Colonial Life effective July 1, 2014, while remaining chief executive officer until Dec. 31, 2014. Timothy G. Arnold, currently senior vice president of sales and marketing for Colonial Life, will become president July 1.

“Randy has had an enormous impact on our business and been instrumental in the success of Colonial Life over the past decade,” said Thomas R. Watjen, president and chief executive officer of Unum Group. “We will certainly miss the strong leadership and steady hand he has brought to the company.”

Horn, who joined Colonial Life in 2004, will remain actively involved at the company until his retirement, as he transitions his operating responsibilities to Arnold.

“One of Randy’s greatest accomplishments has been in building a strong, deep leadership team that ensures the success and stability we have enjoyed during his tenure continues,” added Watjen. “He and Tim will work closely together through the end of the year to ensure a smooth transition of leadership. Tim is a proven leader and well known to the Colonial Life organization, and I’m highly confident he can build from the momentum we have seen under Randy’s tenure.”

Arnold previously served as Colonial Life’s chief operations officer after joining the company from Unum US in July 2011. During his more than 29 years with the company, he has held leadership positions in Underwriting, Corporate Planning, Client Services, Sales and Benefits. He serves on the board of directors for the South Carolina Chamber of Commerce, the South Carolina Center for Fathers and Families, and the South Carolina Junior Golf Foundation. Arnold earned a bachelor’s degree in management and an MBA in finance from the University of Tennessee at Chattanooga.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.35 billion in 2013, and provided $6.5 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.